Exhibit 99.2
October 25, 2021

Fellow Calix stockholders:

We are encouraged by the continued increase in vaccinations on a global basis. However, vaccination levels remain well below the level needed to resume all normal social activity across the globe. Economies around the world continue the process of reopening and attempting to return to some semblance of pre-pandemic activity. This process of reopening has seen its fair share of fits and starts as the emergence of Covid variants has caused some economies to slow reopenings as well as temporarily shift back to lockdowns in a small number of cases. Combined with higher than anticipated demand across a number of industries, these fits and starts have created a shortage of labor and materials throughout the supply chain. As a result, prices for nearly all input costs have increased relative to the year ago period and relative to just a quarter or two ago. We have been directly impacted by these effects; however, our team continues to execute well in order to meet the needs of our customers in both the near in quarter as well as in out quarters.

Our mission is to enable our broadband service provider (BSP) customers of all types and sizes to simplify their business, excite their subscribers and grow their value. We continued to make progress on our mission this quarter. An increasing number of our BSP customers are utilizing the greater capabilities of our All Platform offerings and growing the value of their businesses. Over the long-term, we believe they will share a portion of that value with us increasing our revenue visibility and creating a more valuable business for Calix. BSP customers deploying our All Platform offerings have reported dramatic improvements in key metrics, including increased average revenue per user, lower subscriber churn, reduced truck rolls and increased net promoter scores, thanks to our Intelligent Access Edge and Revenue Edge platforms. As the economy continues to reopen, we will expand our customer engagement and further increase our ability to demonstrate the value of our All Platform offerings.

Demand remains robust with BSP capital spending continuing to increase organically to meet the needs of this new hybrid work, education and entertainment consumption environment. In addition, federal as well as state government support is flowing to shrink the digital divide and bring broadband service to under- and unserved areas. The combination of these two demand drivers is creating a positive investment environment for broadband networks in the US and across the globe. Our view remains unchanged regarding the benefits of the new hybrid work environment, and it appears more companies are embracing this shift. This has increased the value and need for broadband access networks at many companies as less work and customer interaction takes place in traditional office environments. At this point, our team has operated in this environment for 20 months and despite many of the challenges stemming from the pandemic, our team has executed well throughout this period and continued to do so this quarter. For Calix, our focus remains on the health and welfare of our employees and their families so that they may, in turn, execute on our mission and support our customers through these challenging times.

As we discussed last quarter, our business is driven by the secular change in the communications space, and our All Platform offerings are the basis for our growth. Our results in the third quarter reinforced this fact. Increasing customer adoption of our product and service offerings enabled us to deliver record quarterly revenue that was up more than 14% from last year. Performance in the quarter was led by strength in our small customers and, to a lesser extent, our medium customers with growth across our All Platform offerings more than offsetting declines in our legacy systems products. Despite higher component and logistics costs along with elongated lead times for many components, we delivered record third quarter gross margin as our All Platform offerings continued to increase as a percentage of our overall revenue. We maintained our disciplined operating expense investments while at the same time making targeted investments to capitalize on the opportunity ahead of us by adding key talent to the organization. This combination of higher revenue, increased gross margin and disciplined operating expense investments led to non-GAAP net income per diluted common share above our guidance range. We start the fourth quarter of 2021 in the strongest financial position in our history with robust bookings, clear customer and product focus and believe we are perfectly placed to execute on the opportunity ahead.

As a communications cloud and software platform business, we continue to believe our financial performance improvement will manifest across four measurable metrics over the long term:

•Deliberate revenue growth
•Gross margin expansion
•Disciplined operating expense investment
•Increased predictability

Examples of our progress made in the quarter were:

•Added 38 new BSP customers of all types in the quarter.
•Cloud customer count continues to increase with total Calix Marketing Cloud customers increasing by 56% compared to the year ago quarter.
•We launched and signed our first customers for our third cloud solution, Operations Cloud, which leverages machine learning and actionable insights to automate workflows, reduce truck rolls, lower support costs, and increase subscriber satisfaction.
•Record quarter for the EXOS platform with revenue up more than 190% compared to the year ago quarter as both new and existing customers continue to accelerate deployments of the Revenue EDGE solution.
•AXOS platform revenue increased by 29% compared to the year ago quarter driven by both new and existing customers’ continued adoption of the platform.

Our near-term focus is on serving the needs of our BSP customers, while our long-term focus remains on finding like-minded BSP customers regardless of their type, size or location. Furthermore, we remain committed to aligning our investments to our mission, vision and strategy and maintaining strong discipline over our operating expenses. Over the long term, we believe this focus will drive continued improvement in our financial performance.

Third Quarter 2021 Financial Results

	Actual GAAP	Actual Non-GAAP	Guidance Non-GAAP
Revenue	$172.2M	$172.2M	$164M – $170M
Gross margin	52.0%	52.2%(1)	50.5% – 52.5%(1)
Operating expenses	$71.5M	$65.2M(1)	$65.0M – $68.0M(1)
Net income per diluted common share	$2.61	$0.35(1)	$0.26 – $0.30(1)
Free cash flow(2)		$7.5M	Positive

(1)	Non-GAAP excludes items such as stock-based compensation, U.S. tariff refunds, intangible asset amortization and benefit from income taxes. See GAAP to non-GAAP reconciliations beginning on page 16.
(2)	Free cash flow defined as operating cash flow minus purchases of property and equipment.

Results for the third quarter of 2021 set a number of third quarter and quarterly records and were better than our financial guidance provided last quarter. Overall demand was robust, and our supply chain outperformed despite the continued challenging global environment for component sourcing and supply chain logistics. Total revenue, which exceeded the high end of our guidance range, increased more than 14% compared to the year ago quarter. This strong performance was driven by demand for our All Platform offerings more than offsetting decreased purchases of our legacy system products. Revenue growth was again led by our small customers along with a continued recovery in investment by our medium customers, which more than offset the lower third quarter revenue among our large customers. Non-GAAP gross margin was near the high-end of our guidance due to timing of certain purchase price variances moved to future periods. Meanwhile, our non-GAAP operating expenses were at the low-end of our guidance. The combination of the above resulted in non-GAAP net income per diluted common share above our guidance range. Finally, our continuing focus on balance sheet discipline resulted in the fifth consecutive quarter of positive free cash flow and the highest reported cash and investments balance in our history at $188.7 million.

Systems revenue for the third quarter of 2021 increased 15% compared to the year ago quarter with continued strong demand for our All Platform offerings more than offsetting decreased purchases of our legacy systems as service providers continue to respond to higher demand for bandwidth on their networks. Compared to the prior quarter, systems revenue increased 2%, as increased demand was offset by supply chain constraints. Services revenue increased 11% compared to the year ago quarter due to the continued ramp of our next generation services. Compared to the prior quarter, services revenue was up slightly. We continue to align our services business with our All Platform model through the introduction of higher differentiated-value services.

United States revenue was 79% of total revenue in the third quarter and increased 6% compared to the year ago quarter due to strong demand from our small and medium size customers, which more than offset lower revenue from our large customers. Sequentially, United States revenue declined 2% primarily due to lower revenue from large customers. International revenue was 21% of total revenue in the third quarter and increased 69% compared to the year ago quarter due to program ramps with specific customers across multiple regions. Sequentially, international revenue increased 19% primarily due to the timing of shipments to a specific customer.

Revenue from small customers was 86% of total revenue in the third quarter of 2021 and up from 76%, or an increase of 29% in absolute dollars, compared to the year ago quarter due to strength in demand for our All Platform offerings along offsetting decreased purchases of our legacy systems. Revenue from medium-sized customers was 8% of total revenue in the third quarter of 2021, unchanged from the 8%, or an increase of 15% in absolute dollars, compared to the year ago quarter reflecting a continued rebound in investment within this customer base as well as classification shifts for several customers due to subscriber growth and mergers. Revenue from large customers was 6% of total revenue in the third quarter of 2021 and down from 16% of total revenue, or a decrease of 54% in absolute dollars, compared to the year ago quarter primarily due to lower shipments to Lumen Technologies. Only one customer represented greater than 10% of revenue in the quarter. We do not expect this customer to be greater than 10% of revenue for the fourth quarter of 2021 nor for the year. We will continue to focus on finding strategically aligned customers of all types and sizes for our All Platform offerings.
Driven by favorable product and customer mix, both GAAP and non-GAAP gross margin set third quarter records. Specifically, GAAP gross margin increased 150 basis points year over year to 52.0%, and non-GAAP gross margin increased 70 basis points year over year to 52.2%. On a GAAP basis, systems gross margin increased 160 basis points compared to the year ago quarter due to favorable product and customer mix as well as a credit for previously paid U.S. import tariffs, refundable due to the subsequent export of the tariffed products from the U.S. Sequentially, systems gross margin on a GAAP basis decreased 130 basis points as higher component and logistics costs more than offset favorable product and customer mix along with lower

U.S. tariff refunds. On a non-GAAP basis, systems gross margin of 53.3% reached a third quarter record and reflects an increase of approximately 70 basis points year-over-year. The principal drivers of the year-over-year increase in non-GAAP systems gross margin were the continued growth in our All Platform offerings as a percent of revenue along with favorable product, customer and regional mix. Sequentially, systems gross margin on a non-GAAP basis decreased 70 basis points as higher component and logistics costs more than offset favorable product and customer mix. Services gross margin on a GAAP and non-GAAP basis decreased 120 and 50 basis points, respectively, compared to the year ago quarter primarily due to investments in headcount to support the continued ramp of our next generation services. Sequentially, services gross margin on a GAAP and non-GAAP basis increased 10 and 20 basis points, respectively, due to slightly higher revenue and the continued ramp of our next generation services.
Compared to the year ago quarter, GAAP operating expenses increased by 32%, and non-GAAP operating expenses increased by 28%, primarily due to investments and headcount increases in sales and marketing as we add personnel primarily in the U.S. along with a higher level of investments in research and development programs. Sequentially, GAAP and non-GAAP operating expenses increased by 3%, primarily due to increased headcount in sales and marketing along with investments in research and development. Non-GAAP operating expenses were at the low-end of our guidance range due to the timing of headcount additions during the quarter. Relative to our non-GAAP target financial model, sales and marketing investments were 17% of revenue, which aligns with our target financial model range of 16 to 18% of revenue, research and development investments were 27% of systems gross profit, which is below our target financial model level of 30% of systems gross profit, and general and administrative investments were 7% of revenue, below our target financial model level of 9% of revenue. While we expect to maintain our operating expense leverage, we intend to align our investments with our target financial model to capitalize on the opportunity ahead.

On a GAAP basis, our net income increased $156.9 million year-over-year from a net income of $20.5 million to a net income of $177.4 million. During the third quarter of 2021, we reversed a substantial portion of the valuation allowance against our deferred tax assets as we believe it is now more likely than not that we will utilize these assets over the coming years. This release and other changes amounted to $160.2 million, or $2.36 per share, and is excluded from our non-GAAP net income. Our GAAP net income for the third quarter of 2021 also included stock-based compensation of $6.7 million, intangible asset amortization of $0.7 million and a refund of previously paid U.S. import tariffs of $0.6 million. Compared to the year ago period, our non-GAAP net income for the third quarter of 2021 decreased $1.5 million from a net income of $25.4 million to a net income of $23.9 million primarily due to increased headcount-related investments primarily in the U.S. along with a higher level of investments in research and development programs to support future growth.

Balance Sheet and Cash Flow
We ended the third quarter of 2021 with cash and investments of $188.7 million, a sequential increase of $12.9 million. The sequential increase was primarily the result of positive free cash flow of $7.5 million and the proceeds from equity-based employee benefit plans of $5.9 million. We generated positive operating cash flow for the ninth consecutive quarter and positive free cash flow for the fifth consecutive quarter. We expect this trend will continue for the foreseeable future. Inventory was slightly lower this quarter relative to the prior quarter given supply chain challenges. Compared to the year ago quarter, our cash and investments increased by $84.9 million primarily due to positive free cash flow of $65.2 million and proceeds from equity-based employee benefit plans of $22.7 million. As of the end of the third quarter of 2021, our $35 million line of credit remains undrawn and fully available to us to support our growth if needed.
Our team remains focused on operational excellence and customer satisfaction. During the third quarter of 2021, our supply chain team outperformed despite continued challenges in component supply and logistics. Lead times remain extended, port congestion remains challenging and transportation costs remain elevated. We continue to qualify new suppliers, incur higher component and expediting costs and adjust to extended component delivery lead times. Our days sales outstanding (DSO) at quarter end was 49 days, up 6 days from the prior quarter and 7 days from the prior year. The increase was mainly due to supply chain disruptions, resulting in shipments occurring later in the quarter. Our target financial model remains for DSO to be between 35 and 45 days. Inventory turns were 3.8 at quarter end, unchanged from the prior quarter and down from 6.6 turns in the year ago quarter. Our near-term goal remains for inventory turns to be between 3 and 4 to better support the needs of our customers with our long-term target financial model remaining between 4 and 5 turns. The year-over-year decrease in inventory turns in the quarter were the result of a higher level of inventory. Days payable outstanding (DPO) at quarter end was 37 days, unchanged from the prior quarter and up 22 days from the year ago quarter. Our target financial model for DPO remains to be between 20 and 30 days. Our cash conversion cycle was 108 days compared to 103 days in the prior quarter mostly due to the increase in DSO. Compared to the year ago quarter, our cash conversion cycle increased 26 days as the higher DPO was more than offset by lower inventory turns and higher DSO. Our target financial model remains for our cash conversion cycle to be between 85 and 95 days.

We believe our existing cash and investments and expected positive free cash flow will provide us with sufficient liquidity for our business.

Fourth Quarter 2021 Guidance

	Guidance Non-GAAP	Guidance Reconciled to GAAP
Revenue	$170M – $176M	$170M – $176M
Gross margin	49.0% – 51.0%(1)	48.4% – 50.4%
Operating expenses	$69.0M – $72.0M(1)	$75.2M – $78.2M
Net income per diluted common share(2)	$0.20 – $0.25(1)	$0.09 – $0.14

(1)	Non-GAAP excludes items such as stock-based compensation and intangible asset amortization. See GAAP to non-GAAP reconciliation on page 17.
(2)	Based on 68.6 million weighted-average diluted common shares outstanding.

Our guidance for the fourth quarter of 2021 ending December 31, 2021, reflects our expectations as of the date of this letter. These expectations reflect our current estimate of the global impacts from the coronavirus pandemic on our business and assessment of supply chain and logistical challenges.

Our revenue guidance for the fourth quarter of 2021 is for essentially flat to an increase of approximately 4% compared to the year ago quarter. While we expect another strong quarter of demand for our All Platform offerings, we expect our revenue will continue to be impacted by supply chain constraints and logistical challenges. Our target financial model range remains for revenue growth between 5 to 10% per year on an annual basis, and we expect to be toward the high side of this range for 2022.

Our non-GAAP gross margin guidance for the fourth quarter of 2021 at the mid-point represents a decrease of approximately 320 basis points relative to the year ago quarter. This reflects expectations of higher component and logistics costs partially offset by a positive benefit from the continued increase of our All Platform offerings as a percent of total revenue. Compared to the prior quarter, non-GAAP gross margin is expected to benefit from the continued increase in our All Platform offerings as a percent of total revenue but we expect this benefit will be more than offset by higher costs for components and logistics. Over the long-term, we expect the increase in our All Platform offerings as a percent of total revenue to positively benefit non-GAAP gross margin.

Our non-GAAP operating expense guidance for the fourth quarter of 2021 generally reflects alignment with our target financial model as we remain focused on disciplined operating expense investment. We forecast investments in sales and marketing at the high end of our target range of 16 to 18% of revenue due to increased hiring as well as investments in marketing programs. We forecast research and development investments at our target of 30% of systems gross profit. We forecast general and administrative investments at 8% of revenue, below our target level of 9% of revenue.

Summary

As goes the pandemic, so goes the economy, and this is true around the world. With over five billion vaccine doses administered, mankind is well on the way to living with this virus. However, many regions continue to struggle in keeping their economies fully open and this will challenge all of us well into the future. We remain focused on doing our part by keeping our employees and customers safe. This allows us to remain focused on our mission to help our customers simplify, excite and grow.

Fresh off our 16th ConneXions show held in person in Las Vegas last week, excitement for our platforms is at an all-time high. Winning BSPs spoke about building new business models using our platforms, and enthusiasm for our solutions continues to grow. We have the right platforms, solutions and services to achieve our mission and help BSPs of all types and sizes succeed.

As the economy strengthens, it is ever more evident that we are on the front end of an enormous secular opportunity. Our customer base continues to grow and diversify driven by the unrelenting growth of our All Platform offerings.

While supply challenges will remain well into 2022, we have a solid financial foundation on which to build and address the needs of our customers who themselves are expanding! Most importantly, we remain focused on adding incredible talent to our industry-leading team as we execute on our vision.

We sincerely thank our employees, customers, partners, vendors and stockholders for their continued support as we pursue our future.

Sincerely,

Carl Russo Chairman and CEO	Cory Sindelar CFO

Conference Call
In conjunction with this announcement, Calix will host a conference call tomorrow, October 26, 2021, at 5:30 a.m. Pacific Time (8:30 a.m. Eastern Time) to answer questions regarding our third quarter 2021 financial results. A live audio webcast and replay of the call will be available in the Investor Relations section of the Calix website at http://investor-relations.calix.com.
Live call access information: Dial-in number: (877) 407-4019 (U.S.) or (201) 689-8337 (outside the U.S.)

The conference call and webcast will include forward-looking information.

Investor Inquiries
Thomas J. Dinges, CFA
Director of Investor Relations
408-474-0080
Tom.Dinges@calix.com

About Calix
Calix cloud and software platforms enable service providers of all types and sizes to innovate and transform. Our customers utilize the real-time data and insights from Calix platforms to simplify their businesses and deliver experiences that excite their subscribers. The resulting growth in subscriber acquisition, loyalty and revenue creates more value for their businesses and communities. This is the Calix mission; to enable broadband service providers of all sizes to simplify, excite and grow.

Forward-Looking Statements
Statements made in this stockholder letter and the earnings call referencing the stockholder letter that are not statements of historical fact are forward-looking statements. Forward-looking statements are subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to, but are not limited to, statements about the impact of the coronavirus pandemic, potential customer or market opportunities, growth and pipeline opportunities, customer demand or the sustainability of continued demand, anticipated customer purchase trends, expected customer and product mix or anticipated adoption or deployment of our platforms, systems or services offerings, industry, market and customer trends, opportunities with existing and prospective customers, the ongoing management of our global supply chain and logistics, free cash flow and liquidity, and future financial performance (including the outlook for the fourth quarter of 2021 and performance against our target financial model). Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from expectations, including but not limited to fluctuations in our financial and operating results, the capital spending decisions of our customers, changes and disruptions in the market and industry, availability of capital in the market, changes in and impacts of regulations and/or government sponsored programs, competition, our ability to achieve market acceptance of our platforms, systems and solutions, our ability to grow our customer base, fluctuations in costs associated with our systems and services including higher costs, third-party dependencies for production and resource management associated with our global supply chain that may cause delays in production, protracted product shortages and unavailability of systems to meet customer orders, which may be substantial, cost overruns, disruptions in global trade and relations, sustained or additional economic disruptions due to the COVID-19 pandemic, social unrest and political uncertainties and other unanticipated factors, as well as the risks and uncertainties described in our annual reports on Form 10-K and our quarterly reports on Form 10-Q, each as filed with the SEC and available at www.sec.gov, particularly in the sections titled “Risk Factors.” Forward-looking statements speak only as of the date the statements are made and are based on information available to us at the time those statements are made and/or management’s good faith belief as of that time with respect to future events. Calix assumes no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. Accordingly, investors should not place undue reliance on any forward-looking statements.

Use of Non-GAAP Financial Information
The Company uses certain non-GAAP financial measures in this stockholder letter to supplement its consolidated financial statements, which are presented in accordance with U.S. GAAP. These non-GAAP measures include non-GAAP gross margin, non-GAAP operating expenses, non-GAAP net income, non-GAAP net income per diluted common share and non-GAAP free cash flow. These non-GAAP measures are provided to enhance the reader’s understanding of the Company’s operating performance as they primarily exclude non-cash charges for stock-based compensation, intangible asset amortization, U.S. tariff and tariff-related costs (refunds) and impact from changes in income taxes, which the Company believes are not indicative of its core operating results. Management believes that the non-GAAP measures used in this stockholder letter provide investors with important perspectives into the Company’s ongoing business performance and management uses these non-GAAP measures to evaluate financial results and to establish operational goals. The presentation of these non-GAAP measures is not meant to be a substitute for results presented in accordance with GAAP, but rather should be evaluated in conjunction with those GAAP results. A reconciliation of the non-GAAP results to the most directly comparable GAAP results is provided in this stockholder letter. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Calix, Inc.
Condensed Consolidated Statements of Income
(Unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	October 2,	September 26,	October 2,	September 26,
	2021	2020	2021	2020
Revenue:
Systems	$163,076	$142,294	$475,931	$347,644
Services	9,155	8,214	27,044	23,569
Total revenue	172,231	150,508	502,975	371,213
Cost of revenue:
Systems	76,339	68,889	218,675	176,318
Services	6,399	5,644	18,946	16,891
Total cost of revenue	82,738	74,533	237,621	193,209
Gross profit	89,493	75,975	265,354	178,004
Operating expenses:
Sales and marketing	31,144	23,079	88,905	65,046
Research and development	25,727	20,378	75,807	61,970
General and administrative	14,631	10,768	41,320	32,630
Restructuring charges	—	—	—	6,286
Total operating expenses	71,502	54,225	206,032	165,932
Income from operations	17,991	21,750	59,322	12,072
Interest and other expense, net:
Interest expense, net	(86)	(356)	(330)	(1,263)
Other expense, net	(463)	(707)	(120)	(801)
Total interest and other expense, net	(549)	(1,063)	(450)	(2,064)
Income before income taxes	17,442	20,687	58,872	10,008
Income taxes	(159,982)	149	(159,625)	626
Net income	$177,424	$20,538	$218,497	$9,382
Net income per common share:
Basic	$2.79	$0.34	$3.47	$0.16
Diluted	$2.61	$0.32	$3.24	$0.16
Weighted average number of shares used to compute net income per common share:
Basic	63,588	60,307	63,057	58,053
Diluted	67,907	63,449	67,537	60,331

Calix, Inc.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands)

	October 2,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$60,215	$80,807
Marketable securities	128,492	52,982
Accounts receivable, net	91,929	69,419
Inventory	75,166	52,268
Prepaid expenses and other current assets	18,957	11,414
Total current assets	374,759	266,890
Property and equipment, net	20,960	20,381
Right-of-use operating leases	10,841	11,741
Deferred tax assets	161,968	—
Goodwill	116,175	116,175
Other assets	11,014	12,165
	$695,717	$427,352
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$31,340	$13,115
Accrued liabilities	61,444	68,736
Deferred revenue	24,217	19,189
Total current liabilities	117,001	101,040
Long-term portion of deferred revenue	21,568	19,904
Operating leases	11,516	12,946
Other long-term liabilities	10,006	13,137
Total liabilities	160,091	147,027
Stockholders’ equity:
Common stock	1,594	1,553
Additional paid-in capital	984,833	948,055
Accumulated other comprehensive loss	(206)	(191)
Accumulated deficit	(450,595)	(669,092)
Total stockholders’ equity	535,626	280,325
	$695,717	$427,352

Calix, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Nine Months Ended
	October 2,	September 26,
	2021	2020
Operating activities:
Net income	$218,497	$9,382
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	18,055	9,800
Depreciation and amortization	11,351	10,311
Reversal of valuation allowance on deferred tax assets	(161,995)	—
Asset retirements and write-downs	—	3,749
Changes in operating assets and liabilities:
Accounts receivable, net	(22,510)	(22,622)
Inventory	(22,897)	(1,464)
Prepaid expenses and other assets	(9,776)	3,710
Accounts payable	18,311	5,616
Accrued liabilities	(7,008)	3,834
Deferred revenue	6,691	(342)
Other long-term liabilities	(4,544)	(1,038)
Net cash provided by operating activities	44,175	20,936
Investing activities:
Purchases of property and equipment	(7,271)	(5,617)
Purchases of marketable securities	(200,509)	(39,986)
Maturities of marketable securities	125,000	—
Net cash used in investing activities	(82,780)	(45,603)
Financing activities:
Proceeds from common stock issuances related to employee benefit plans	18,764	14,097
Payments related to financing arrangements	(723)	(2,342)
Proceeds from the sale of common stock in connection with public offering, net of expenses	—	60,063
Proceeds from line of credit	—	30,000
Repayments of line of credit	—	(60,000)
Payments to originate the line of credit	—	(285)
Net cash provided by financing activities	18,041	41,533
Effect of exchange rate changes on cash and cash equivalents	(28)	131
Net increase (decrease) in cash and cash equivalents	(20,592)	16,997
Cash and cash equivalents at beginning of period	80,807	47,457
Cash and cash equivalents at end of period	$60,215	$64,454

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Systems Gross Margin and Gross Margin
(Unaudited)
	Three Months Ended
	October 2, 2021		July 3, 2021		April 3, 2021		December 31, 2020		September 26, 2020
	Systems Gross Margin	Gross Margin	Systems Gross Margin	Gross Margin	Systems Gross Margin	Gross Margin	Systems Gross Margin	Gross Margin	Systems Gross Margin	Gross Margin
GAAP amount	53.2%	52.0%	54.5%	53.1%	54.6%	53.2%	53.2%	52.4%	51.6%	50.5%
Adjustments to GAAP amount:
Stock-based compensation	0.1	0.1	0.1	0.2	0.1	0.2	0.1	0.2	0.1	0.2
Intangible asset amortization	0.4	0.4	0.4	0.4	0.4	0.4	0.4	0.3	0.5	0.4
U.S. tariff and tariff-related costs (refund)	(0.4)	(0.3)	(1.0)	(0.9)	—	—	0.3	0.3	0.4	0.4
Non-GAAP amount	53.3%	52.2%	54.0%	52.8%	55.1%	53.8%	54.0%	53.2%	52.6%	51.5%

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Operating Expenses
(Unaudited, in thousands)

	Three Months Ended
	October 2,	July 3,	April 3,	December 31,	September 26,
	2021	2021	2021	2020	2020
GAAP operating expenses	$71,502	$69,090	$65,440	$64,241	$54,225
Stock-based compensation adjustment to GAAP amount	(6,273)	(5,881)	(4,859)	(3,835)	(3,312)
Non-GAAP operating expenses	$65,229	$63,209	$60,581	$60,406	$50,913

Calix, Inc.
Non-GAAP Free Cash Flow Reconciliation
(Unaudited, in thousands)

	Three Months Ended
	October 2,	July 3,	April 3,	December 31,	September 26,
	2021	2021	2021	2020	2020
Net cash provided by operating activities	$10,817	$23,459	$9,898	$30,473	$17,000
Purchases of property and equipment	(3,343)	(1,654)	(2,274)	(2,202)	(1,138)
Non-GAAP free cash flow	$7,474	$21,805	$7,624	$28,271	$15,862

Calix, Inc.
Reconciliation of GAAP Net Income to Non-GAAP Net Income
(Unaudited, in thousands)
	Three Months Ended
	October 2,	July 3,	April 3,	December 31,	September 26,
	2021	2021	2021	2020	2020
GAAP net income	$177,424	$20,458	$20,615	$24,102	$20,538
Adjustments to GAAP amount:
Stock-based compensation	6,661	6,223	5,171	4,160	3,574
Intangible asset amortization	658	658	658	658	658
U.S. tariff and tariff-related costs (refund)	(621)	(1,494)	—	520	621
Impact from changes in income taxes	(160,232)	—	—	—	—
Non-GAAP net income	$23,890	$25,845	$26,444	$29,440	$25,391

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Net Income Per Diluted Common Share
(Unaudited)
Three Months Ended October 2, 2021

GAAP net income per diluted common share	$2.61
Adjustments to GAAP amount:
Stock-based compensation	0.10
Intangible asset amortization	0.01
U.S. tariff refund	(0.01)
Impact from changes in income taxes	(2.36)
Non-GAAP net income per diluted common share (1)	$0.35
    (1) Based on 67.9 million weighted-average diluted common shares outstanding.

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Guidance
(Unaudited, dollars in thousands, except per share data)
Three Months Ending December 31, 2021
	GAAP	Stock-Based Compensation	Intangible Asset Amortization	Non-GAAP
Gross margin	48.4% - 50.4%	0.2%	0.4%	49.0% - 51.0%
Operating expenses	$ 75,200 - $ 78,200	$ (6,200)	$ -	$ 69,000 - $ 72,000
Net income per diluted common share(1)	$ 0.09 - $ 0.14	$ 0.10	$ 0.01	$ 0.20 - $ 0.25
    (1) Based on 68.6 million weighted-average diluted common shares outstanding.